Exhibit 99.1

Digi International Reports Third Fiscal Quarter 2016 Results
Emphasis on Profitability Continues as Earnings Exceeds Expectations
(Minneapolis, MN, July 28, 2016) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $52.1 million for the third quarter in both fiscal 2016 and 2015. Net income for the third fiscal quarter of 2016 was $4.3 million, or $0.16 per diluted share, compared to net income for the third fiscal quarter of 2015 of $2.5 million, or $0.10 per diluted share. Income from continuing operations for the third fiscal quarter of 2016 was $4.3 million, or $0.16 per diluted share, compared to $3.1 million, or $0.12 per diluted share, in the prior year comparable quarter.
Adjusted EBITDA from Continuing Operations (Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for gain from insurance recovery) in the third fiscal quarter of 2016 was $5.9 million, or 11.4% of total revenue, compared to $5.2 million, or 9.9% of total revenue, in the third fiscal quarter of 2015. EBITDA was adjusted in the third fiscal quarter of 2015 to exclude the gain from the insurance recovery pertaining to a fire at our subcontract manufacturing location in Thailand. Please see Reconciliation of Income from Continuing Operations to Adjusted EBITDA from Continuing Operations later in this earnings release.
"We are excited to hit our goal of double digit EBITDA margin in the third quarter," said Ron Konezny, President and Chief Executive Officer.  "Our cash position increased by almost $9 million to over $131 million, further enabling our pivot to organic and inorganic growth initiatives," continued Mr. Konezny.
Financial Summary Highlights
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results from Continuing Operations
(in thousands, except per share data)	Q3 2016	Q3 2015	YTD 2016	YTD 2015
Total Revenue	$52,130	$52,055	$152,551	$149,674
Gross Profit	$25,977	$25,024	$75,076	$70,816
Gross Margin	49.8%	48.1%	49.2%	47.3%
Operating Income	$5,125	$3,792	$12,067	$5,575
Operating Income as % of Total Revenue	9.8%	7.3%	7.9%	3.7%
Income from Continuing Operations	$4,277	$3,085	$9,634	$5,765
Income per Diluted Share from Continuing Operations	$0.16	$0.12	$0.37	$0.23

Non-GAAP Results from Continuing Operations*
(in thousands, except per share data)	Q3 2016	Q3 2015	YTD 2016	YTD 2015
Adjusted Income from Continuing Operations	$3,931	$2,745	$9,110	$4,563
Adjusted Income per Diluted Share from Continuing Operations	$0.15	$0.11	$0.35	$0.18

Adjusted EBITDA from Continuing Operations	$5,922	$5,171	$15,079	$10,404
Adjusted EBITDA from Continuing Operations as % of Total Revenue	11.4%	9.9%	9.9%	7.0%
* Tables with detailed reconciliations to non-GAAP information are provided at the end of this earnings release.

Digi International Reports Third Fiscal Quarter 2016 Results

Business Results for the Three Months Ended June 30, 2016 and 2015

Revenue Detail QTD
(in thousands)	2016	2015	Change	% Change
Cellular routers and gateways	$10,756	$13,889	$(3,133)	(22.6)
RF	9,517	7,641	1,876	24.6
Embedded	13,774	14,640	(866)	(5.9)
Network	16,500	13,831	2,669	19.3
Total product revenue	50,547	50,001	546	1.1
Service	1,583	2,054	(471)	(22.9)
Total revenue	$52,130	$52,055	$75	0.1

North America, primarily United States	$34,412	$32,127	$2,285	7.1
Europe, Middle East and Africa	11,681	12,985	(1,304)	(10.0)
Asia	5,013	6,091	(1,078)	(17.7)
Latin America	1,024	852	172	20.2
Total revenue	$52,130	$52,055	$75	0.1
Our cellular product category includes cellular routers and all gateways, and the RF product category includes XBee® modules as well as other RF Solutions.  The embedded product category includes Digi Connect® and Rabbit® embedded systems on module and single board computers.  The network product category, which has the highest concentration of mature products, includes console and serial servers and USB connected products. Our service offerings include wireless design services, revenue generated from the Digi Device Cloud platform, enterprise support services and cold chain solutions.
Total revenue was $52.1 million in each of the third fiscal quarters of 2016 and 2015.

•
Product revenue increased by $0.5 million, or 1.1%, in the third fiscal quarter of 2016 compared to the third fiscal quarter of 2015. This increase was driven primarily by network and RF products. Network revenue increased by $2.7 million, or 19.3% due to large terminal server sales to significant customers. RF revenue increased by $1.9 million, or 24.6% as a result of sales to significant customers in our North America channel. These increases were partially offset by a decrease in revenue from embedded and cellular routers and gateways. Embedded revenue decreased as a result of a decline in demand for legacy products included in this category. Cellular routers and gateways revenue primarily decreased due to deferred timing of several large customer projects, all of which are expected to be realized in future quarters.

•
Service revenue decreased by $0.5 million, or 22.9%, in the third fiscal quarter of 2016 compared to the comparable quarter in fiscal 2015, primarily in wireless design services. This decline was partially offset by revenue from our Cold Chain Solutions.

Gross profit was $26.0 million, or 49.8% of revenue in the third fiscal quarter of 2016 compared to $25.0 million, or 48.1% of revenue in the same period of the prior year, an increase of $1.0 million. The increase in gross profit was primarily driven by revenue performance in our network products, which are traditionally higher margin products. We also continued to realize manufacturing cost reductions on certain products across product categories.
Operating income for the third fiscal quarter of 2016 was $5.1 million, or 9.8% of revenue, as compared to an operating income of $3.8 million or 7.3% of revenue, for the third fiscal quarter of 2015. Operating income increased by $1.3 million as a result of an increase in gross profit of $1.0 million as described above and a decrease in operating expenses of $0.3 million.
Income from Continuing Operations was $4.3 million in the third fiscal quarter of 2016, or $0.16 per diluted share, compared to $3.1 million, or $0.12 per diluted share, in the third fiscal quarter of 2015. Adjusted income from continuing operations was $3.9 million in the third fiscal quarter of 2016, or $0.15 per diluted share, compared to adjusted income from continuing operations of $2.7 million in the third fiscal quarter of 2015, or $0.11 per diluted share.

Digi International Reports Third Fiscal Quarter 2016 Results

Loss from Discontinued Operations, after income taxes was $0.6 million, or $0.02 loss per diluted share, in the third fiscal quarter of 2015. This represents the loss associated with our Etherios business in the year ago third fiscal quarter. As previously disclosed, we sold our Etherios business on October 23, 2015.
Adjusted EBITDA from Continuing Operations in the third fiscal quarter of 2016 was $5.9 million, or 11.4% of total revenue, compared to $5.2 million, or 9.9% of total revenue, in the third fiscal quarter of 2015.
Please refer to the tables later in this earnings release that provide reconciliations from GAAP to non-GAAP information.
Business Results for the Nine Months Ended June 30, 2016 and 2015

Revenue Detail YTD
(in thousands)	2016	2015	Change	% Change
Cellular routers and gateways	$35,826	$42,448	$(6,622)	(15.6)
RF	26,582	24,815	1,767	7.1
Embedded	40,697	37,844	2,853	7.5
Network	44,421	37,935	6,486	17.1
Total product revenue	147,526	143,042	4,484	3.1
Service	5,025	6,632	(1,607)	(24.2)
Total revenue	$152,551	$149,674	$2,877	1.9

North America, primarily United States	$98,312	$90,973	$7,339	8.1
Europe, Middle East and Africa	33,663	36,599	(2,936)	(8.0)
Asia	15,162	17,208	(2,046)	(11.9)
Latin America	5,414	4,894	520	10.6
Total revenue	$152,551	$149,674	$2,877	1.9
Total revenue grew 1.9% to $152.6 million in the first nine months of fiscal 2016 from $149.7 million in the first nine months of fiscal 2015.

•
Product revenue increased by $4.5 million, or 3.1%, in the first nine months of fiscal 2016 compared to the comparable period in fiscal 2015. This increase was driven primarily by network products, as certain significant legacy customers continued to purchase these products. This increase was offset by the decrease in cellular routers and gateways.

•
Service revenue decreased by $1.6 million, or 24.2%, in the first nine months of fiscal 2016 compared to the comparable period in fiscal 2015, primarily in wireless design services, partially offset by revenue from Digi Cold Chain Solutions.

•
Revenue growth in the first nine months of fiscal 2016 was partially offset by the foreign translation from local currencies to the U.S. dollar, which resulted in a decrease of $0.9 million when compared to the same period in the prior fiscal year and was primarily caused by the weakening of the Euro and British Pound.

Gross profit was $75.1 million, or 49.2% of revenue in the first nine months of fiscal 2016 compared to $70.8 million, or 47.3% of revenue in the same period of the prior fiscal year, an increase of $4.3 million. The increase in gross profit was primarily driven by strong revenue performance in our network category which are traditionally higher margin products, as well as manufacturing cost reductions.
Operating income for the first nine months of fiscal 2016 was $12.1 million, or 7.9% of revenue, as compared to an operating income of $5.6 million or 3.7% of revenue, for the first nine months of fiscal 2015. Operating income increased by $6.5 million as a result of an increase in gross profit of $4.3 million as described above and a decrease in operating expenses of $2.2 million. Operating income for the first nine months of fiscal 2016 included restructuring expenses of $0.8 million primarily pertaining to our corporate staff and related employee termination costs associated with the merging of our Dortmund, Germany office into our Munich, Germany office and our consolidation of our Minneapolis office into our

Digi International Reports Third Fiscal Quarter 2016 Results

Minnetonka headquarters. We also incurred contract termination charges with our Minneapolis office.
Income from Continuing Operations was $9.6 million in the first nine months of fiscal 2016, or $0.37 per diluted share, compared to $5.8 million, or $0.23 per diluted share, in the first nine months of fiscal 2015. Adjusted income from continuing operations was $9.1 million in the first nine months of fiscal 2016, or $0.35 per diluted share, compared to adjusted income from continuing operations of $4.6 million in the first nine months of fiscal 2015, or $0.18 per diluted share.
Income (Loss) from Discontinued Operations, after income taxes was income of $3.2 million in the first nine months of fiscal 2016, or $0.12 per diluted share, compared to a loss from discontinued operations, after income taxes of $2.2 million, or $0.09 loss per diluted share, in the first nine months of fiscal 2015. Digi sold its Etherios business in October 2015 to West Monroe Partners, which resulted in an after tax gain on sale, of $3.3 million, or $0.13 per diluted share.
Adjusted EBITDA from Continuing Operations in the first nine months of fiscal 2016 was $15.1 million, or 9.9% of total revenue, compared to $10.4 million, or 7.0% of total revenue, in the first nine months of fiscal 2015.
Please refer to the tables later in this earnings release that provide reconciliations from GAAP to non-GAAP information.
Balance Sheet, Liquidity and Capital Structure
We continue to maintain a strong balance sheet, highlighted by:

•
Our cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $131.5 million at June 30, 2016, an increase of $8.8 million from the end of the second quarter 2016 and an increase of $25.7 million over the comparable balance at the end of our fiscal year 2015. Please refer to the Condensed Consolidated Statements of Cash Flows for more information.

•	Inventory was $26.0 million at June 30, 2016, a decrease of $5.9 million over the comparable balance at September 30, 2015.

•	We had no debt on the balance sheet as of June 30, 2016.

•	At June 30, 2016, our current ratio was 7.8 to 1 compared to 6.9 to 1 at September 30, 2015.
Customer Highlights

•
By 2050, global trends predict global water demand to increase by 55%. Technology innovation and expertise are crucial to helping the world overcome these challenges. GE has the expertise to solve their customers’ toughest water and process challenges. To help meet these challenges, GE Power has selected Digi Connect Tank to remotely measure chemical levels in water treatment system tanks for cooling towers, boilers and other applications with the need to conserve the use of fresh water. The system also helps to prevent scaling and biological contamination of equipment.

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Navistar, a leading manufacturer of commercial trucks, buses, defense vehicles and engines, has selected the Digi Wireless Vehicle Bus Adapter (WVA) for its first generation OnCommand™ Link device, part of the OnCommand™ family of fleet management services. OnCommand Link allows two-way engine communication, secure wireless engine programming and vehicle health reporting without a service visit and installs in minutes by connecting directly into the diagnostic port of the vehicle.

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Tisséo is the public-transit operator for the Toulouse metro area in the south of France that’s home to more than 1 million people. It plans to deploy the Digi WR44R cellular router on its new fleet of Lineo rapid-transit tram-buses. Using Digi for AND WIFI 4G connectivity, Tisséo may have real-time vehicle information (including locations) enabling it to provide passengers with up-to-date schedule/route information. On-board signage will also display advertising messages to generate additional revenue for the agency. Future plans include on-board ticketing and preventive maintenance for rapid repairs.

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Chugai Technos Corporation has announced a new offering, a CO2 ground monitoring system for carbon capture and storage (CCS). The system monitors conditions such as CO2, temperature, humidity, sunlight, and battery life by utilizing Digi XBee® PRO 900HP with the XBee® DigiMesh® networking protocol for its wireless

Digi International Reports Third Fiscal Quarter 2016 Results

connection. Each sensor can covers a wide area and a gateway gathers the data and sends it to the cloud for real-time monitoring. This system is patent pending in the US, Canada and Australia.

•
Prolec has selected the Digi ConnectCore® 6 module for displays in their PME product family, which captures machine data, position and load in one package. PME brings together Prolec’s experience in sensor technology and safety systems to a platform designed to hold all machine data in one easily installed unit.

Non-GAAP Financial Measures

Reconciliation of Income and Income per Diluted Share from Continuing Operations to Adjusted Income and
Adjusted Income per Diluted Share from Continuing Operations
(In thousands of dollars, except per share amounts)

	Three months ended June 30,				Nine months ended June 30,
	2016		2015		2016		2015
Income and income per diluted share from continuing operations	$4,277	$0.16	$3,085	$0.12	$9,634	$0.37	$5,765	$0.23
Restructuring reserve, net of taxes	(4)	NM	(6)	NM	485	0.02	262	0.01
Gain from insurance recovery, net of taxes	—	—	(251)	(0.01)	—	—	(894)	(0.04)
Discrete tax benefits (1)	(342)	(0.01)	(83)	NM	(1,009)	(0.04)	(570)	(0.02)
Adjusted income and adjusted income per diluted share from continuing operations	$3,931	$0.15	$2,745	$0.11	$9,110	$0.35	$4,563	$0.18
Diluted weighted average common shares		26,300		25,710		26,156		25,085
NM means Not Meaningful

(1)
Discrete tax benefits include an additional domestic refund resulting from the filing of an amended prior year tax return, extended research and development tax credits and expiration of statute of limitations in various tax jurisdictions.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA from Continuing Operations
(In thousands of dollars)

	Three months ended June 30,				Nine months ended June 30,
	2016		2015		2016		2015
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$52,130	100.0%	$52,055	100.0%	$152,551	100.0%	$149,674	100.0%

Income from continuing operations	$4,277		$3,085		$9,634		$5,765
Recovery of insurance proceeds	—		(386)		—		(1,375)
Interest income, net	(43)		(42)		(155)		(134)
Income tax provision	532		1,168		2,068		2,075
Depreciation and amortization	1,156		1,346		3,532		4,073
Adjusted EBITDA from continuing operations	$5,922	11.4%	$5,171	9.9%	$15,079	9.9%	$10,404	7.0%

Digi International Reports Third Fiscal Quarter 2016 Results

Share Repurchase Program
On April 26, 2016, our Board of Directors authorized a new program to repurchase up to $15.0 million of our common stock primarily to return capital to shareholders. This new repurchase authorization expires on May 1, 2017. Shares repurchased under the new program may be made through open market and privately negotiated transactions from time to time and in amounts that management deems appropriate. The amount and timing of share repurchases will depend upon market conditions and other corporate considerations. There were no repurchases in the third fiscal quarter of 2016.

Fiscal 2016 Guidance
For the fourth fiscal quarter of 2016, we project revenue to be in a range of $50 million to $53 million. We project income per diluted share from continuing operations to be in a range of $0.09 to $0.12 for the fourth fiscal quarter of 2016.
For the full fiscal year 2016, we project revenue to be in a range of $203 million to $206 million, which is a decrease from the annual guidance provided last quarter of $205 million to $211 million. Digi projects income per diluted share from continuing operations to be in a range of $0.46 to $0.49, increasing from a range of $0.32 to $0.44 provided in the previous quarter.
Third Fiscal Quarter 2016 Conference Call Details
As announced on July 12, 2016, Digi will discuss its third fiscal quarter results on a conference call on Thursday, July 28, 2016 at 5:00 p.m. EDT (4:00 p.m. CDT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Mike Goergen, Chief Financial Officer.
We invite all those interested in hearing management's discussion of its quarter and full year to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 46457723. International participants may access the call by dialing (262) 912-4765 and entering passcode 46457723. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 46457723 when prompted. A replay of the webcast will be available through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi's entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and

Digi International Reports Third Fiscal Quarter 2016 Results

services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2015 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted income from continuing operations, adjusted income per diluted share from continuing operations, and adjusted EBITDA from continuing operations, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that adjusted EBITDA from continuing operations does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share from continuing operations, respectively, exclusive of such items as reversals of tax reserves, gains from insurance recoveries, and discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of adjusted EBITDA from continuing operations as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA from continuing operations is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Digi International Reports Third Fiscal Quarter 2016 Results

Investor Contact:

Mike Goergen
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: mike.goergen@digi.com

For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2016 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2016	2015	2016	2015
Revenue:
Hardware product	$50,547	$50,001	$147,526	$143,042
Service	1,583	2,054	5,025	6,632
Total revenue	52,130	52,055	152,551	149,674
Cost of sales:
Cost of hardware product	24,988	25,729	73,981	74,339
Cost of service	1,165	1,302	3,494	4,519
Total cost of sales	26,153	27,031	77,475	78,858
Gross profit	25,977	25,024	75,076	70,816
Operating expenses:
Sales and marketing	8,627	8,982	25,310	29,092
Research and development	7,948	7,785	23,543	22,148
General and administrative	4,283	4,474	13,409	13,598
Restructuring (reversal) charge, net	(6)	(9)	747	403
Total operating expenses	20,852	21,232	63,009	65,241
Operating income	5,125	3,792	12,067	5,575
Other (expense) income, net:
Interest income, net	43	42	155	134
Other (expense) income, net	(359)	419	(520)	2,131
Total other (expense) income, net	(316)	461	(365)	2,265
Income from continuing operations, before income taxes	4,809	4,253	11,702	7,840
Income tax provision	532	1,168	2,068	2,075
Income from continuing operations	4,277	3,085	9,634	5,765
Income (loss) from discontinued operations, after income taxes	—	(589)	3,230	(2,162)
Net income	$4,277	$2,496	$12,864	$3,603

Basic net income (loss) per common share:
Continuing operations	$0.17	$0.12	$0.38	$0.24
Discontinued operations	$—	$(0.02)	$0.13	$(0.09)
Net income (1)	$0.17	$0.10	$0.50	$0.15
Diluted net income (loss) per common share:
Continuing operations	$0.16	$0.12	$0.37	$0.23
Discontinued operations	$—	$(0.02)	$0.12	$(0.09)
Net income	$0.16	$0.10	$0.49	$0.14
Weighted average common shares:
Basic	25,904	24,938	25,684	24,525
Diluted	26,300	25,710	26,156	25,085
(1) Earnings per share presented are calculated by line item and may not add due to the use of rounded numbers.

Digi International Reports Third Fiscal Quarter 2016 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2016	2015	2016	2015
Net income	$4,277	$2,496	$12,864	$3,603
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(1,272)	1,571	(1,718)	(4,158)
Change in net unrealized gain (loss) on investments	6	4	49	(2)
Less income tax (provision) benefit	(2)	(1)	(18)	1
Reclassification of realized loss (gain) on investments included in net income (1)	—	—	(7)	1
Less income tax provision (2)	—	—	3	—
Other comprehensive (loss) income, net of tax	(1,268)	1,574	(1,691)	(4,158)
Comprehensive income (loss)	$3,009	$4,070	$11,173	$(555)
(1) Recorded in Other (expense) income, net on our Condensed Consolidated Statements of Operations.
(2) Recorded in Income tax provision on our Condensed Consolidated Statements of Operations.

Digi International Reports Third Fiscal Quarter 2016 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2016	September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$61,072	$45,018
Marketable securities	63,137	47,191
Accounts receivable, net	28,536	27,788
Inventories	25,957	31,877
Deferred tax assets	—	3,252
Receivable from sale of business	2,982	—
Other	4,338	3,435
Current assets of discontinued operations	—	1,624
Total current assets	186,022	160,185
Marketable securities, long-term	7,321	13,626
Property, equipment and improvements, net	13,557	14,339
Identifiable intangible assets, net	4,423	2,648
Goodwill	109,880	100,183
Deferred tax assets	8,278	6,255
Non-current receivable from sale of business	1,949	—
Other	207	250
Non-current assets of discontinued operations	—	2,874
Total assets	$331,637	$300,360
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,720	$6,673
Income taxes payable	—	828
Accrued compensation	9,769	10,156
Accrued warranty	1,135	1,014
Contingent consideration on acquired business	726	—
Other	3,594	3,037
Current liabilities of discontinued operations	—	1,481
Total current liabilities	23,944	23,189
Income taxes payable	1,431	1,546
Deferred tax liabilities	602	135
Contingent consideration on acquired business	9,861	—
Other non-current liabilities	856	457
Non-current liabilities of discontinued operations	—	95
Total liabilities	36,694	25,422

Total stockholders’ equity	294,943	274,938
Total liabilities and stockholders’ equity	$331,637	$300,360

Digi International Reports Third Fiscal Quarter 2016 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended June 30,
	2016	2015
Operating activities:
Net income	$12,864	$3,603
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	2,088	2,170
Amortization of identifiable intangible assets	1,474	2,286
Stock-based compensation	2,663	3,262
Excess tax benefits from stock-based compensation	(202)	—
Deferred income tax provision	748	1,729
Gain on insurance settlement related to property and equipment	—	(1,375)
Gain on sale of business	(2,870)	—
Change in fair value of contingent consideration	187	—
Bad debt/product return provision	116	198
Inventory obsolescence	1,284	842
Restructuring charges, net	747	509
Other	89	(81)
Changes in operating assets and liabilities	1,395	(4,147)
Net cash provided by operating activities	20,583	8,996
Investing activities:
Purchase of marketable securities	(56,256)	(31,054)
Proceeds from maturities of marketable securities	46,664	28,494
Proceeds from sale of investment	13	—
Proceeds from sale of business	2,849	—
Acquisition of business, net of cash acquired	(2,860)	—
Proceeds from insurance settlement related to property and equipment	—	1,400
Proceeds from sale of property and equipment	—	45
Purchase of property, equipment, improvements and certain other intangible assets	(1,584)	(3,888)
Net cash used in investing activities	(11,174)	(5,003)
Financing activities:
Excess tax benefits from stock-based compensation	202	—
Proceeds from stock option plan transactions	6,732	6,332
Proceeds from employee stock purchase plan transactions	688	708
Purchases of common stock	(546)	(2,339)
Net cash provided by financing activities	7,076	4,701
Effect of exchange rate changes on cash and cash equivalents	(431)	(2,429)
Net increase in cash and cash equivalents	16,054	6,265
Cash and cash equivalents, beginning of period	45,018	47,490
Cash and cash equivalents, end of period	$61,072	$53,755

Supplemental schedule of non-cash investing and financing activities:
Receivable related to sale of business	$4,931	$—
Liability related to acquisition of business	$(10,550)	$—
Accrual for purchase of property, equipment, improvements and certain other intangible assets	$(38)	$—